Exhibit 99.1

Heron Therapeutics Announces Appointment of Mark Hensley as Chief Operating Officer

CARY, Apr. 28, 2025 /PRNewswire/ -- Heron Therapeutics, Inc. (Nasdaq: HRTX) (“Heron” or the “Company”), a commercial-stage biotechnology company, today announced the appointment of Mark Hensley as Chief Operating Officer. Mr. Hensley has more than fifteen years of experience in a variety of sales and operations positions within the pharmaceutical industry.

“I am excited to welcome Mark to Heron as our new Chief Operating Officer,” said Craig Collard, Chief Executive Officer of Heron. “Mark brings extensive operational and leadership experience that positions him to play a pivotal role in our next phase of growth. His experience will be instrumental in ensuring we operate with efficiency, effectiveness, and compliance as we advance our strategic priorities and execute on our growth initiatives.”

Mr. Hensley brings extensive leadership and operational experience to Heron. Prior to joining Heron, Mr. Hensley held several senior leadership roles at Veloxis Pharmaceuticals, Inc. (“Veloxis”), a fully integrated specialty pharmaceutical company, including serving as Chief Executive Officer from 2021 to 2024, and Chief Operating Officer and Chief Commercial Officer from 2018 to 2021. Earlier in his career, Mr. Hensley held positions of increasing responsibility at Cornerstone Therapeutics and Chiesi USA. Mr. Hensley holds a Bachelor of Science in Biology and a Minor in Chemistry from the University of North Texas.

In connection with the commencement of Mr. Hensley’s employment, Mr. Hensley will receive inducement awards consisting of (i) a non-statutory stock option to purchase 500,000 shares of Heron common stock (“Inducement Option”), (ii) 500,000 restricted stock units (“Inducement RSUs”), and (iii) a non-statutory stock option to purchase up to 900,000 shares of Heron common stock based upon the achievement of certain common stock price goals (“Inducement PSO”). The Inducement Option and Inducement PSO each have an exercise price based on the closing price per share as reported on the Nasdaq Capital Market as of April 28, 2025, the effective date of the grants and the start date of Mr. Hensley’s employment with Heron. The Inducement Option has a 10-year term with a four-year vesting schedule, with 25% of the shares subject to the option vesting on the first anniversary of the grant date and the remaining 75% vesting on a monthly basis over the next three years, subject to Mr. Hensley’s continuous service through each vesting date. The Inducement RSUs vest as to 25% of the shares subject to the Inducement RSUs on each of the first four anniversaries of the grant date, subject to Mr. Hensley’s continuous service through each such vesting date. The Inducement PSO has a 10-year term and vests as to a certain number of shares of the Company’s common stock upon achievement of certain stock price goals during Mr. Hensley’s employment with the Company and during the term of the Inducement PSO, subject to Mr. Hensley’s continuous service through each such vesting date. In accordance with Nasdaq Listing Rule 5635(c)(4), the inducement award grants were approved by the Compensation Committee of the Board of Directors and were made as a material inducement to Mr. Hensley entering into employment with Heron.

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. is a commercial-stage biotechnology company focused on improving the lives of patients by developing and commercializing therapeutic innovations that improve medical care. Our advanced science, patented technologies, and innovative approach to drug discovery and development have allowed us to create and commercialize a portfolio of products that aim to advance the standard-of-care for acute care and oncology patients. For more information, visit www.herontx.com.

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Heron cautions readers that forward-looking statements are based on management’s expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially. Therefore, you should not place undue reliance on forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, and in our other reports filed with the Securities and Exchange Commission, including under the caption “Risk Factors.” Forward-looking statements reflect our analysis only on their stated date, and Heron takes no obligation to update or revise these statements except as may be required by law.

Investor Relations and Media Contact:

Ira Duarte
Executive Vice President, Chief Financial Officer
Heron Therapeutics, Inc.
iduarte@herontx.com
858-251-4400